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                                                                    EXHIBIT 8(k)

                         EXPENSE LIMITATION UNDERTAKING


                               MARTIN CURRIE, INC.
                                  Saltire Court
                                20 Castle Terrace
                           Edinburgh EH1 2ES Scotland

Martin Currie Business Trust (the "TRUST")
Saltire Court
20 Castle Terrace
Edinburgh EH1 2ES Scotland

Re:  Fee Waiver/Expense Reimbursement relating to MCBT Greater China Fund
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Ladies and Gentlemen:

     Martin Currie, Inc. (the "MANAGER") hereby notifies you that it will waive its compensation (and, to the extent necessary, bear other expenses of the MCBT Greater China Fund (the "FUND"), a series of the Trust) through April 30, 2004 (and any subsequent periods as may be designated by the Manager by written notice to the Trust) to the extent that expenses of the Fund, exclusive of brokerage, interest, taxes and deferred organizational and extraordinary expenses, would exceed the annual rate of 2.50% of the Fund's average monthly net assets.

     For purposes of determining any such waiver or expense reimbursement, expenses of the Fund shall not reflect the application of custodial, transfer agency or other credits or expense offset arrangements that may reduce the Fund's expenses.

     We understand and intend that you will rely on this undertaking in preparing and filing Registration Statements for the Trust on behalf of the Fund on Form N-1A with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share and for other purposes and expressly permit you to do so.

                                        Martin Currie, Inc.


                                        By:  /s/ P.J. Scott Plummer
                                            -------------------------------
                                        Name:   P.J. Scott Plummer
                                        Title:  Vice President